Exhibit 35.2
  ALLY FINANCIAL INC.
500 Woodward Avenue
Detroit, Michigan 48226

As of December 31, 2016

Citibank, N.A.	Deutsche Bank Trust Company Americas
As AART Indenture Trustee	As AART Owner Trustee
Attn: Kristen Driscoll	Attn: Corporate Trust & Agency Group - Structured Finance Services
388 Greenwich Street, 14th Floor	60 Wall Street, 26th floor
New York, NY 10013	Mail Stop: NYC60-2606
New York, NY 10005

Re:	AART 2015-SN1 - Administration Agreement
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01(a) of the Administration Agreement dated as of March 31, 2015 among Ally Financial Inc., as Administrator, Ally Auto Assets LLC, as Depositor, and Ally Auto Receivables Trust 2015-SN1, as Issuing Entity.

The undersigned does hereby certify that:

a.
A review of the activities of the Administrator during the period of January 1, 2016 through December 31, 2016 and of its performance under the Administration Agreement has been made under his supervision, and

b.	To the best of his knowledge, based on such review, the Administrator has fulfilled all of its obligations under the Administration Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller and Chief Accounting Officer
Ally Financial Inc.